U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 18, 2010

ADA-ES, INC.

(Name of registrant as specified in its charter)

Colorado	000-50216	84-1457385
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

8100 SouthPark Way, Unit B, Littleton, Colorado	80120
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303)734-1727

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

On October 18, 2010, ADA-ES, Inc. (“we” or “ADA”) issued a press release announcing that the first two refined coal facilities leased through Clean Coal Solutions, LLC (“CCS”), our joint venture with NexGen Refined Coal, LLC (“NexGen”), an affiliate of NexGen Resources Corporation, completed their first quarter of operation. A copy of the press release is furnished as Exhibit 99.1 to this report.

Item 8.01	Other Events

The two refined coal facilities leased through CCS, our joint venture with NexGen, have completed their first quarter of operation. Even with startup issues typical of new technologies at power plants, sufficient Refined Coal was produced and sold during the third quarter to generate in excess of $3 million in revenue for ADA. In the latter half of the third quarter, the facilities ramped up production to expected continuous levels and are now treating over 95% of the available coal used by the four generating units at the two power plants. These production levels are expected to generate over $15 million per year in revenues and, after deduction of NexGen’s 50% share, over $7 million in pre-tax cash flow and operating income, or nearly $1.00 per share annually, for ADA through 2019.

CCS signed agreements with a large financial institution at the end of June 2010 to lease the two CyClean facilities. They produce Refined Coal that is intended to qualify for Section 45 tax credits. The two systems are installed at two different power plants in the Midwest, each of which operates two cyclone boilers burning Powder River Basin coal from Wyoming. With all four boilers operating, the units are expected to burn approximately 6 million tons of Refined Coal per year that will qualify for the approximately $6.20 per ton of federal tax credits, which escalate annually and are available for the next ten years.

The leases of the two CyClean facilities also provided for a $9 million cash payment to CCS for Pre-paid Rent in addition to future Fixed and Contingent Rent payments that are expected to generate in excess of $2.00 per ton of operating income to CCS over the terms of the leases. These installations triggered up to $4 million in payment obligations of NexGen to ADA for NexGen to maintain its 50% ownership of CCS. Such payments are being made out of CCS’s cash distributions to NexGen.

Forward-Looking Statements Cautionary Advice

This Form 8-K contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements are statements regarding the amount and timing of future tax credits, revenues, operating income and cash flow; production levels; and qualification of our Refined Coal for the tax credits. These statements are based on current expectations, estimates, projections, beliefs and assumptions of our management. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to, changes in laws and regulations, costs and economic conditions; technical and operational difficulties; failure of CCS’ leased facilities to continue to produce Refined Coal that qualifies for the tax credits; termination of the leases for such facilities; decreases in the production of Refined Coal by the lessee of such facilities due to decreased demand for electricity, planned or unplanned outages or other reasons; availability of raw materials and equipment; loss of key personnel; and other factors discussed in greater detail in our filings with the Securities and Exchange Commission (“SEC”).

The foregoing discussion concerning Forward-Looking Statements Cautionary Advice is intended to supplement the “risk-factor” disclosures in our filings with the SEC, which discussions are incorporated in this Form 8-K by reference. You are cautioned not to place undue reliance on our forward-looking statements and to consult filings we make with the SEC for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Item 9.01.	Financial Statements and Exhibits

(d)	The following item is furnished as an exhibit to this report:

99.1	Press Release, ADA-ES Reports on First Quarter of CyClean Operations, dated October 18, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 18, 2010

ADA-ES, Inc.
Registrant

/s/ Mark H. McKinnies
Mark H. McKinnies
Senior Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release, ADA-ES Reports on First Quarter of CyClean Operations, dated October 18, 2010.